UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2026

VISKASE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-12957 (Commission File Number)	22-2372868 (IRS Employer Identification No.)

333 East Butterfield Road, Suite 400, Lombard, Illinois (Address of principal executive offices)	60148 (Zip Code)

(630) 874-0700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Resignations

On April 29, 2026, Peter K. Shea notified the Company of his decision to resign as a member of the Board of Directors (the “Board”), including from his service on the Company’s Audit Committee. Mr. Shea’s resignation was not due to any disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

The Company would like to thank Mr. Shea for his dedication, commitment, and leadership as a member of the Board of the Company, as Chairman of the Company’s Audit Committee, and as a member of the Board of the Company’s subsidiary, Viskase Companies, LLC, during his tenure.

Also, on April 29, 2026, Randolph C. Read notified the Company of his decision to resign as a member of the Board. Mr. Read’s resignation was not due to any disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

The Company would like to thank Mr. Read for his dedication, commitment, and leadership as the Chairman of the Board of Enzon Pharmaceuticals, Inc. (“Enzon”) prior to the completion of the business combination transaction between Enzon and Viskase, as well as his continued service on the Board of the Company following completion of the transaction.

Director Appointments

On April 30, 2026, the Company appointed each of Mr. Thomas D. Davis, the Company’s Chief Executive Officer, and Mr. Craig Pettit to serve as members of the Board to fill the vacancies created by the resignations of Messrs. Peter Shea and Read.

Mr. Davis, age 70, has served as the President and Chief Executive Officer of Viskase since December 2025. Prior to joining Viskase, Mr. Davis served as the President of North America at Kalle GmbH, a manufacturer of casings and nets for food packaging and technical applications, from July 2020 to July 2025. Prior to joining Kalle, Mr. Davis served as President and Chief Executive Officer of Viskase from 2007 to 2019 and also as Chairman from 2012 until 2019. Before joining Viskase in 2007, Mr. Davis served as President and Chief Executive Officer of Specialty Foods Group, Inc., a producer of premium meat products (January 2000 to December 2006). He also served in various executive positions with Smithfield Foods, Inc. (December 1996 to December 1999), and in various operational and financial roles with John Morrell & Company from 1980 until it was acquired by Smithfield Foods in 1995. Mr. Davis also served on the Board of Directors of Welbilt, Inc. from 2018 until 2019, which was partially owned indirectly by Mr. Carl C. Icahn. Mr. Davis holds a B.S. in Chemistry from The State University of New York at Plattsburgh and an MBA from Benedictine University.

There were no arrangements or understandings pursuant to which Mr. Davis was appointed to the Board. Since the beginning of the last fiscal year, there have been no related party transactions between the Company and Mr. Davis that would be reportable under Item 404(a) of Regulation S-K other than Mr. Davis’s employment by the Company, which is governed by the terms of an employment agreement effective as of December 1, 2025 as previously filed by the Company with the SEC. Mr. Davis will not receive any additional compensation in connection with his appointment as a director.

Mr. Pettit, age 64, has been Vice President of Tax Administration of Icahn Enterprises L.P. and other affiliated entities since October 2007. Previously, Mr. Pettit was Tax Director for various affiliates of Carl C. Icahn from October 2000 through September 2007. Prior to that, Mr. Pettit worked as a Tax Director for Agribiotech from July 1998 to October 2000, as a Tax Manager for Southwest Gas Corporation from February 1997 to July 1998, and as Tax Manager for Santa Fe Pacific Gold Corporation from January 1993 to July 1998. Mr. Pettit also worked in the tax practices of KPMG Peat Marwick from 1991 to 1993 and Deloitte and Touche from 1988 to 1991. Mr. Pettit received a B.S. in Accounting and a Master’s Degree in Taxation from Brigham Young University in 1987 and 1992, respectively. Mr. Pettit is a Certified Public Accountant in the State of New Mexico. Entities affiliated with Mr. Icahn and Icahn Enterprises own approximately 93.7% of the Company’s common stock.

There were no arrangements or understandings pursuant to which Mr. Pettit was appointed to the Board. Since the beginning of the last fiscal year, there have been no related party transactions between the Company and Mr. Pettit that would be reportable under Item 404(a) of Regulation S-K.

Audit Committee Appointment

Effective as of April 30, 2026, Mr. Jordan Bleznick was appointed to serve as a member of the Audit Committee. As of April 30, 2026, the Company’s Audit Committee consists of two members – Mr. Bleznick and Mr. Kenneth Shea. Mr. Kenneth Shea will serve as Chairman of the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISKASE HOLDINGS, INC.
(Registrant)
Date: May 1, 2026
	By:	/s/ Joseph D. King
	Name:	Joseph D. King
	Title:	Executive Vice President, General Counsel & Secretary